Exhibit 99.1

Form of Lock-Up Agreement

August [●], 2021

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Re:	Albany International Corp. – Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as underwriter (the “Underwriter”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Albany International Corp., a Delaware corporation (the “Company”), and the Selling Stockholders listed on Schedule 1 to the Underwriting Agreement, providing for the public offering (the “Public Offering”) by you of common stock, par value $0.001 per share, of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriter’s agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Underwriter, the undersigned will not, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending 45 days after the date of the prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock, $0.001 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than:

(A) the Securities (if any) to be sold by the undersigned pursuant to the Underwriting Agreement;

(B) transfers of shares of Common Stock or any security convertible into Common Stock as a bona fide gift or gifts;

(C) transfers of shares of Common Stock or any security convertible into Common Stock by will or intestate or by operation of law;

(D) transfers of shares of Common Stock or any security convertible into Common Stock to a corporation, trust, partnership, or limited liability company or other entity that controls or is controlled by, or is under common control with, the undersigned or by members of the immediate family of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned not involving a disposition for value;

(E) transfers of shares of Common Stock or any security convertible into Common Stock to (i) an immediate family member of the undersigned; or to (ii) the Company (a) deemed to occur upon the “net” or “cashless” exercise of any option outstanding as of the date hereof and having an expiration date during the Restricted Period pursuant to an employee benefit plan disclosed in the Registration Statement or (b) for the primary purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or as a result of the vesting of Common Stock under restricted stock units or restricted stock awards, in each case pursuant to an employee benefit plan disclosed in the Registration Statement; and

(F) sales of shares of Common Stock pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act and in effect on the date of this Letter Agreement; provided neither the Company nor the undersigned is required to make or voluntarily effect any public filing or report with the SEC or any public announcement regarding any such sale (other than a filing on a Form 4 or Form 5 that expressly states that such sale is made pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act); provided, further, that the undersigned may, if permitted by the Company, establish a trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act if no sales or other transactions occur under such plan and no public disclosure of such plan shall be required or shall be made during the Restricted Period;

provided that, in the case of any transfer pursuant to clauses (B) through (E) above, (1) the undersigned receives a signed lock-up agreement substantially in the form of this Letter Agreement for the balance of the Restricted Period from each donee, trustee, distributee or transferee, as the case may be, (2) such transfers are not required to be reported in any public report or filing with the SEC (other than a filing on a Form 5 or on a Schedule 13D or Schedule 13G (or 13D/A or 13G/A), in each case after the expiration of the Restricted Period), and (3) the undersigned does not otherwise voluntarily effect any public filing or report or any public announcement regarding such transfers. For purposes of this Letter Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned acknowledges and agrees that the Underwriter has not provided any recommendation or investment advice nor has the Underwriter solicited any action from the undersigned with respect to the Public Offering of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriter may be required or choose to provide certain Regulation Best Interest and Form CRS disclosures to you in connection with the Public Offering, the Underwriter is not making a recommendation to you to participate in the Public Offering, enter into this Letter Agreement, or sell any Shares at the price determined in the Public Offering, and nothing set forth in such disclosures is intended to suggest that the Underwriter is making such a recommendation.

The undersigned understands that, if (i) prior to entering into the Underwriting Agreement, the Company notifies the Underwriter in writing that the Company does not intend to proceed with the Offering of Common Stock, (ii) the Underwriting Agreement does not become effective by September 30, 2021, or (iii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriter is entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME]

By:
Name:

Title: